Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Cesca Therapeutics Inc. on Form S-8 (No. 333-187197) pertaining to the 2006 Equity Incentive Plan and 2012 Independent Director Equity Plan, Form S-8 (No. 333-171564) pertaining to the Cesca Therapeutics Inc. 2006 Employee Equity Incentive Plan, Form S-8 (No. 333-140668) pertaining to the Cesca Therapeutics Inc. 2006 Employee Equity Incentive Plan, Form S-8 (No. 333-105191) pertaining to the Cesca Therapeutics Inc. Amended 1998 Employee Equity Incentive Plan, Form S-8 (Nos. 333-46911 and 333-37228) pertaining to the Cesca Therapeutics Inc. 1998 Employee Equity Incentive Plan, Form S-8 (No. 333-82900) pertaining to the Cesca Therapeutics Inc. Amended 1998 Employee Equity Incentive Plan, 2002 Independent Directors Equity Incentive Plan, and Non-Qualified Independent Director Stock Option Agreement, and Form S-8 (No. 333-122761) pertaining to the Cesca Therapeutics Inc. Amended 2002 Independent Directors Equity Incentive Plan of our report, dated September 17, 2015, with respect to our audit of the consolidated financial statements of Cesca Therapeutics Inc. and Subsidiaries as of June 30, 2015 and for the year then ended, which report is included in this Annual Report on Form 10-K of Cesca Therapeutics Inc. for the year ended June 30, 2015.

/s/ Marcum LLP

New York, NY

September 17, 2015